Exhibit 10.3

NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
Robert C. Skaggs, Jr.
President
May 16, 2005
Mr. Gary L. Neale
Chairman and Chief Executive Officer
NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
Dear Gary:
This letter agreement will govern your compensation as a non-employee director and chairman of the board of directors (“Chairman”) of NiSource Inc. (“NiSource”) effective July 1, 2005 for those activities and any other duties assigned to you by the board of directors from time to time. Compensation under this letter agreement will be in lieu of, not in addition to, any other benefits and compensation provided to a non-employee director.
Term. The initial term of this letter agreement will be from July 1, 2005 through June 30, 2007.
Compensation. You will be compensated at a rate of $50,000 per calendar quarter, or part thereof, payable in arrears within 10 days after the close of each such quarter.
Service Credit. You will receive service credit during the term under the NiSource Inc. Long-Term Incentive Plan for purposes of vesting and determining any lapse of restrictions of awards thereunder. This paragraph will serve as an amendment to your Contingent Stock Agreements dated January 1, 2003 and January 1, 2004 in order to provide for such service credit.
Medical and Dental Coverage. You will receive medical and dental coverage for yourself and your spouse comparable to the coverage provided during the term to NiSource’s senior executives. You will pay the active group rate payable by senior executives, and NiSource will pay the balance of the cost of your comparable coverage. You will also receive reimbursement for your annual physical examination at Mayo Clinic.
Business Expenses. NiSource will pay or reimburse you for all reasonable business expenses incurred by you in the performance of your duties as Chairman during the term. NiSource will pay or reimburse you for financial advisory services (as currently available to you on June 30, 2005) and an individual membership in the Chicago Club. Such reimbursement will be payable upon submission of documentation in accordance with NiSource’s accounting and tax policies.

Administrative Support. NiSource will provide you with office and meeting space and administrative support for your services as Chairman.
Modification/No Waiver. No provision of this letter agreement may be modified or waived unless such modification or waiver is agreed to in writing signed by both parties. NiSource’s failure to insist upon strict compliance with any provision of this letter agreement will not be deemed to be a waiver of such provision or any other provision of this letter agreement.
Assignment. This letter agreement covers personal services by you to NiSource. Neither you nor NiSource may assign this letter agreement, except that NiSource’s obligations hereunder will be binding legal obligations of any successor to all or substantially all of NiSource’s business by purchase, merger, consolidation, or otherwise.
Early Termination. Notwithstanding the other provisions of this letter agreement, in the event of your death, disability or other termination of service as Chairman, or the termination of this letter agreement by mutual understanding, compensation, service credit and any other benefits will be provided, on a pro rata basis, through the date of your death or disability or such termination, as applicable.
Upon your acceptance of and execution of this letter agreement, this will become a binding agreement between you and NiSource.
Sincerely,
NISOURCE INC.

/s/ Robert C. Skaggs
Robert C. Skaggs
President
Accepted by and agreed to this 23rd day of May, 2005.

/s/ Gary L. Neal
Gary L. Neale
cc: Ian M. Rolland, Chairman, Corporate Governance Committee Dr. Steven C. Beering, Chairman, Officer Nomination and Compensation Committee